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                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 FORM 12b-25


                         NOTIFICATION OF LATE FILING

  (Check One): / / Form 10-K    / / Form 20-F    /x/ Form 11-K    / / Form 10-Q

              / /  Form N-SAR

For Period Ended: 12/31/96
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/  /  Transition Report on Form 10-K    /  /  Transition Report on Form 10-Q
/  /  Transition Report on Form 20-F    /  /  Transition Report on Form N-SAR
/  /  Transition Report on Form 11-K

For the Transition Period Ended:
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                       PART I.  REGISTRANT INFORMATION

Full name of registrant: American Telecasting, Inc.
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Former name, if applicable: N/A
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Address of principal executive office (Street and number):

5575 Tech Center Drive, Suite 300
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City, State and Zip Code: Colorado Springs, Colorado 80919
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                      PART II.  RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

/ / (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                            PART III.  NARRATIVE

Due to a change in plan administrators late in 1996, the Company was not able to obtain the necessary documentation on a timely basis in order to complete the 401(k) audit.

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                         PART IV. OTHER INFORMATION


     (1) Name and telephone number of person to contact in regard to this notification:

 David K. Sentman                       719                      260-5000
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     (Name)                          (Area code)             (Telephone number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).                                             /x/ Yes /  / No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               /  /  Yes /x/ No


                           AMERICAN TELECASTING, INC.
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                (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date June 30, 1997         By  /s/ David K. Sentman
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                           Senior Vice President, Chief Financial Officer
                           and Treasurer